Exhibit 99.1
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          Auto-trol Technology Corporation Announces Acquisition Offer

Denver, Colorado (January 22, 2002) (OTCBB: ATRC) - Auto-trol Technology Corporation. (the "Company") announced that its largest shareholder has offered to acquire the Company.

Mr. Howard B. Hillman, Chairman of the Board, Chief Executive Officer, and President of the Company, presently owns or controls over ninety percent of the outstanding common stock of the Company. Mr. Hillman has proposed a transaction to purchase by merger all of the remaining shares for a cash price of twenty cents ($0.20) per share.

The merger will not require the recommendation of the Board of the Company nor a vote of the shareholders of the Company. The Board has considered Mr. Hillman's offer and believes that it is in the best interests of the Company and is fair to the unaffiliated shareholders of the Company.

The Company currently expects the merger to be consummated in early spring of 2002. For this reason, Auto-trol has decided not to hold its 2002 annual meeting of shareholders.

Consummation of the transaction would be subject to various conditions, including the execution of definitive agreements and any necessary third party consents.

The merger will be subject to the "going private" rules and regulations of the Securities and Exchange Commission (SEC). A Schedule 13E-3 has been filed by the Company with the SEC. When finally approved by the SEC, copies of Schedule 13E-3 will be mailed to each stockholder. Stockholders are urged to read the Schedule 13E-3 and any other relevant documents to be filed with SEC, which will contain important information concerning the merger and payment to the stockholders.

This press release contains forward-looking statements regarding plans and expectations for the future. Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include whether the proposed acquisition transaction will be completed.

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For Information Contact:

Allyson Kissell
Corporate Secretary
Auto-trol Technology Corporation
(303) 452-4919